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                                                                       EXHIBIT 3


                           ARTICLES OF INCORPORATION
                                       OF
                              ERLY INDUSTRIES INC.
                         (As Amended November 22, 1993)


                 We, the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of California, and do hereby certify as follows:

                 FIRST:   Name.   The name of the corporation is:
                                  ERLY INDUSTRIES INC.

                 SECOND:  Purposes.   The purposes for which the corporation is
formed are:
                 (a) The specific business in which the corporation intends primarily to engage in is the business of producing, purchasing, grading, processing, canning, manufacturing, and marketing of agriculture-related products of all kinds.
                 (b) To manufacture, buy, sell, deal in, and to engage in, conduct and carry on the business of manufacturing, buying, selling and dealing in goods, wares and merchandise of every class and description.
                 (c) To purchase or otherwise acquire, own, hold, lease, hypothecate, sell or otherwise dispose of, and exercise all privileges of ownership over, real and personal property within and without the state, and to take real and personal property by will, gift or bequest.





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                 (d)      To purchase or otherwise acquire, own, hold, and
exercise all rights of ownership in, and to sell, transfer, or pledge, or guarantee the payment of dividends or interest on, shares of the capital stock or bonds of any corporation engaged in any related activity or which may be necessary, convenient or desirable for furthering the best interest of the corporation.
                 (e) To apply for, take out, acquire, own, use, license the use of, and dispose of, trademarks, copyrights and patents.
                 (f) To borrow money without limitation as to amount of corporate indebtedness and liability, and to secure the payment thereof by note, mortgage, bond, deed of trust, trust receipt, or by any other lawful means; to lend money in connection with the corporation's other lawful activities and to take and receive notes, mortgages, bonds, deeds of trust, trust receipts, or any other evidence of indebtedness or security for such loans.
                 (g) To guarantee the performance of such obligations of customers, clients, or others as may be directly or indirectly for the benefit of the corporation.
                 (h) To designate and employ agents, employees, and representatives.
                 (i) To do everything suitable or proper for the accomplishment of any of the purposes or the attainment of any of the objects herein enumerated, or necessary or desirable for the interest or benefit of the corporation, and, in addition, to exercise and possess all powers, rights, and privileges necessary and incidental to the purposes for which the corporation is organized or to the activities in which it is engaged.
                 (j) To participate in any transaction or to engage in any business whatsoever related or unrelated to the purpose in paragraph (a), in any legal capacity including, but not limited to, principal, agent, general or limited partner, and joint venturer, to exercise from time





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to time all of the rights, powers, and privileges conferred by law upon a corporation, to engage in any lawful activity and to conduct all of the above activities in any part of the world.

                 The enumerated purposes of this corporation shall be deemed powers as well as purposes. The foregoing statement of purposes and powers shall be liberally construed and no general provision shall be limited by reference to or inference from any other provision of these Articles.

                 THIRD:   Principal Office.  The County in the State of
California where the principal office for the transaction of the business of the corporation is to be located is Los Angeles County.

                 FOURTH: Capital Stock. The Corporation is authorized to issue two classes of shares of stock to be classified and designated respectively, as Common Stock and Preferred Stock. The total number of shares of stock which the corporation is authorized to issue is Five Million and Six Thousand (5,006,000) shares; and the aggregate par value of all of the shares is Six Hundred Fifty Thousand Dollars ($650,000).

                 The total number of shares of Common Stock which the corporation is authorized to issue is Five Million (5,000,000) shares; the aggregate par value of all of said shares of Common Stock is Fifty Thousand Dollars ($50,000); and the par value of each such share is One Cent ($.01).





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                 The total number of shares of Preferred Stock which the
corporation is authorized to issue is Six Thousand (6,000) shares; the aggregate par value of all such shares of Preferred Stock is Six Hundred Thousand Dollars ($600,000); and the par value of each share is One Hundred Dollars ($100.00).

                 The authorized shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of shares of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                 FIFTH:   Directors.  The number of Directors of the
corporation, until changed either by amendment of the Articles or by a By-Law duly adopted by the shareholders, is six (6) (as amended by an Amendment to the Company's Bylaws November 17, 1989). The names and addresses of the persons who are appointed to act as the first Directors are:

                 Carlisle B. Lane                  225 Bush Street
                                                   San Francisco, CA





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                 Bruce M. Mann                     225 Bush Street
                                                   San Francisco, CA

                 John G. Clancy                    225 Bush Street
                                                   San Francisco, CA

                 Thomas J. Harbinson               225 Bush Street
                                                   San Francisco, CA

                 Gary B. Christiansen              225 Bush Street
                                                   San Francisco, CA

                 Ronald W. Ingram                  225 Bush Street
                                                   San Francisco, CA

                 Richard W. Johnson                225 Bush Street
                                                   San Francisco, CA


                 IN WITNESS, WHEREOF, the undersigned hereby certify that these are the currently effective Articles of Incorporation of ERLY Industries Inc. as amended on the 22nd day of November, 1993.

                                             /s/ Gerald D. Murphy
                                          ------------------------------------
                                          Gerald D. Murphy, Chairman


                                            /s/ Richard N. McCombs
                                          ------------------------------------
                                          Richard N. McCombs, Secretary





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